As filed with the Securities and Exchange Commission on December 15, 2020
Registration No. 333-250311

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The First Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Mississippi	6021	64-0862173
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(IRS Employer Identification No.)
6480 U.S. Hwy. 98 West, Suite A
Hattiesburg, Mississippi 39402
(601) 268-8998
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Donna T. (Dee Dee) Lowery
Chief Financial Officer
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Mark C. Kanaly
William W. Hooper
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
4.25% Fixed-to-Floating Rate Subordinated Notes Due 2030	$65,000,000	100%	$65,000,000	$7,092

(1)
The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED December 15, 2020
PROSPECTUS
Offer to Exchange
Up to $65,000,000 aggregate principal amount of
4.25% Fixed-to-Floating Rate Subordinated Notes due 2030
that have been registered under the Securities Act of 1933
for any and all outstanding unregistered
4.25% Fixed-to-Floating Rate Subordinated Notes due 2030

The exchange offer will expire at 11:59 p.m., New York City time, on January 20, 2021, unless extended.
We are offering to exchange 4.25% Fixed-to-Floating Rate Subordinated Notes due 2030 that have been registered under the Securities Act of 1933, as amended (“Securities Act”), which we refer to in this prospectus as the “New Notes,” for any and all of our outstanding unregistered 4.25% Fixed-to-Floating Rate Subordinated Notes due 2030 that we issued in a private placement on September 25, 2020, which we refer to in this prospectus as the “Old Notes.” We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under a registration rights agreement that we entered into with the purchasers of the Old Notes in connection with our issuance of the Old Notes to those purchasers.
We will not receive any cash proceeds from this exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in this exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition, but is subject to certain customary conditions.
Upon expiration of the exchange offer, all Old Notes that have been validly tendered and not withdrawn will be exchanged for an equal principal amount of New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes and do not have the right to additional interest under the circumstances described in that registration rights agreement relating to our fulfillment of our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.
There is no existing public market for the Old Notes or the New Notes, and we do not expect any public market to develop in the future for either the Old Notes or the New Notes. The Old Notes are not listed on any national securities exchange or quotation system, and we do not intend to list the New Notes on any national securities exchange or quotation system.
You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution.”
Investing in our securities involves certain risks. See “Risk Factors” beginning on page 8, as well as the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020 and in the other reports filed by us with the Securities and Exchange Commission and incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this prospectus is [•], 2020.

ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.
We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making this exchange offer in any jurisdiction where the exchange offer is not permitted.
You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying exchange offer transmittal documents filed by us with the SEC. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information. Our business, financial condition, results of operations and prospects may have changed since that date.
You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.
Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have agreed to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus for use in connection with any such resale. See “Plan of Distribution.”
References in this prospectus to the “Company,” “we,” “us,” “our,” or similar references refer to The First Bancshares, Inc., a Mississippi corporation, and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated. References in this prospectus to the “Bank” or “The First” refer to The First, A National Banking Association and wholly-owned subsidiary of the Company.
This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to:
The First Bancshares, Inc.
Attention: Corporate Secretary
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
Telephone: (601) 268-8998
To ensure timely delivery of any requested information, holders of Old Notes must make any request no later than January 12, 2021, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.

i

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC such Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as required of a U.S. listed company. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov or on our website at www.thefirstbank.com. However, other than our available SEC filings, the information on, or accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to The First Bancshares, Inc., 6480 U.S. Hwy. 98 West, Hattiesburg, Mississippi 39402, Attention: Corporate Secretary, telephone: (601) 268-8998.
We have filed with the Commission a registration statement on Form S-4 relating to the New Notes and the exchange offer. This prospectus is a part of the registration statement and, as permitted by Commission rules, does not contain all of the information in the registration statement. The registration statement, including the exhibits thereto, contains additional relevant information about us, the New Notes and the exchange offer.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as Definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, except to the extent that any information in such filings, including subsequent filings, is deemed “furnished” but not “filed” in accordance with SEC rules:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020 (including portions of our Definitive Proxy Statement for our 2020 Annual Meeting of Shareholders filed with the SEC on April 15, 2020, to the extent specifically incorporated by reference in such Form 10-K);

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 10, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 6, 2020; and

•
our Current Reports on Form 8-K filed with the SEC on each of January 10, 2020, January 22, 2020, January 23, 2020, March 25, 2020, April 3, 2020, April 30, 2020, May 7, 2020, May 28, 2020, May 29, 2020, July 28, 2020, September 21, 2020, September 25, 2020, and October 27, 2020.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the later of (i) the termination or completion of the exchange offer and (ii) the termination of the period of time described under “Plan of Distribution” during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the New Notes.
You may obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC through the SEC’s Internet site at www.sec.gov. You also may obtain these documents from us without charge by visiting our website at www.thefirstbank.com or by requesting them in writing or by telephone from us at the following address:
The First Bancshares, Inc.
Attention: Corporate Secretary
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
Telephone: (601) 268-8998

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any related prospectus supplement and the documents we incorporate by reference in this prospectus and any related prospectus supplement contain certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following:
•
the effects of the COVID-19 pandemic, including its effects on the economic environment, our customers, and our operations, as well as any changes to federal, state, or local government laws, regulations, or orders in connection with the pandemic;

•
government intervention in the United States financial system in response to the COVID-19 pandemic, including the effects of recent legislative, tax, accounting and regulatory actions and reforms including the Coronavirus Aid, Relief, and Economic Security Act;

•
the impact of the COVID-19 pandemic on our financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges;

•
credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in our allowance for credit losses and a reduction in net earnings;

•
the effects of interest rates, including on our net income and the value of our securities portfolio;

•
changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing;

•
fluctuations in the value of our investment securities;

•
governmental monetary and fiscal policies;

•
changes in benchmark interest rates used to price our loans and deposits, including the expected elimination of LIBOR;

•
legislative and regulatory changes, including changes in banking, securities, consumer protection, trade and tax laws and regulations and their application by our regulators; the ability to attract and retain key executives and employees experienced in banking and financial services;

•
the sufficiency of the allowance for credit losses to absorb the current expected credit losses in our existing loan portfolio;

•
our ability to adapt successfully to technological changes to compete effectively in the marketplace;

•
credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio;

•
the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, financial technology companies, and other financial institutions operating in our markets or elsewhere or providing similar services;
•
the failure of assumptions underlying the establishment of the allowance for credit losses and estimation of values of collateral and various financial assets and liabilities;

•
the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;

•
volatility of rate-sensitive deposits;

•
operational risks, including data processing system failures or fraud;

•
asset/liability matching risks and liquidity risks;

•
the costs, effects and outcomes of existing or future litigation;

•
changes in general economic, political, or industry conditions, nationally, internationally, or in the communities in which we conduct business;

•
changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board;

•
war or terrorist activities, widespread disease or pandemics, such as the COVID-19 pandemic, or other adverse external events, which may cause deterioration in the economy or cause instability in credit markets;

•
the effects of cyber-attacks;

•
the imposition of tariffs or other domestic or international government policies impacting the value of agricultural or other products of our borrowers; and

•
each of the factors and risks identified in the “Risk Factors” section included under Item 1A. of Part I of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019, each of the factors and risks identified in the “Risk Factors” section included under Item 1A. of Part II of our Quarterly Reports on Form 10-Q for the fiscal quarterly periods ended March 31, 2020, June 30, 2020, and September 30, 2020 and in the “Risk Factors” sections of this prospectus and any applicable prospectus supplement.

We qualify all of our forward-looking statements by the foregoing cautionary statements. Because of these risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations are not necessarily indicative of our future results.

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SUMMARY
This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to exchange your Old Notes for New Notes. You should read this prospectus carefully, including the “Risk Factors” sections contained in this prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, each of which are incorporated by reference herein, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, our financial statements and the related notes and the other documents incorporated by reference herein, which are described under the heading “Information Incorporated by Reference” in this prospectus before making a decision about whether to exchange your Old Notes for New Notes.
The First Bancshares, Inc.
The Company was incorporated on June 23, 1995 to serve as a bank holding company for The First, headquartered in Hattiesburg, Mississippi. The Company is a Mississippi corporation and is a registered financial holding company. The First began operations on August 5, 1996 from our main office in the Oak Grove community, which is now incorporated within the city of Hattiesburg. As of December 31, 2019, The First operated its main office and 72 full-service branches, one motor branch, and four loan production offices in Mississippi, Alabama, Florida, Georgia and Louisiana. Our principal executive offices are located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402, and our telephone number is (601) 268-8998. As of September 30, 2020, the Company had total assets of $5.16 billion, deposits of $4.23 billion and shareholders’ equity of $638.4 million. As of December 31, 2019, we had 676 full-time employees and 21 part-time employees.
The Company is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts and safe deposit services.
We have benefitted from historically strong asset quality metrics compared to most of our peers, which we believe illustrates our historically disciplined underwriting and credit culture. As such, we benefited from our strength by taking advantage of growth opportunities when many of our peers were unable to do so. We have also focused on growing earnings per share and increasing our tangible common equity and tangible book value per share.
In recent years, we have developed and executed a regional expansion strategy to take advantage of growth opportunities through several acquisitions, which has allowed us to expand our footprint to Alabama, Florida Louisiana and Georgia. We believe the conversion and integration of these acquisitions have been successful to date, and we are optimistic that these markets will continue to contribute to our future growth and success. In addition, we continue to experience organic loan growth by continuing to strengthen our relationships with existing clients and creating new relationships.
Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus.
Summary of the Exchange Offer
The following provides a summary of certain terms of the exchange offer. Please refer to the section “The Exchange Offer” appearing elsewhere in this prospectus for a more complete description of the exchange offer and the section “Description of the Notes” for a more complete description of the terms of the Old Notes and New Notes.
Old Notes
$65,000,000 in aggregate principal amount of 4.25% Fixed-to-Floating Rate Subordinated Notes due 2030.
New Notes
Up to $65,000,000 in aggregate principal amount of 4.25% Fixed-to-Floating Rate Subordinated Notes due 2030, which have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.
Exchange Offer
We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of the exchange offer, as soon as reasonably practicable following the expiration date of the exchange offer, we will exchange New Notes for all Old Notes that have been validly tendered and not validly withdrawn prior to the expiration of the exchange offer.
Expiration Date
The exchange offer will expire at 11:59 p.m., New York City time, on January 20, 2021, unless extended.
Withdrawal Rights
You may withdraw the tender of your Old Notes at any time before the expiration date.
Conditions to Exchange Offer
This exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer — Conditions.”
Procedures for Tendering Old Notes
Any Old Notes that are represented by global book-entry notes, The Depository Trust Company (“DTC”), as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes. In order to participate in the exchange offer, you must follow the procedures established by DTC for tendering your Old Notes held in book-entry form. These procedures, which we call “ATOP” (“Automated Tender Offer Program”) procedures, require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC has received (a) your instructions to exchange your Old Notes, and (b) your agreement to be bound by the terms of the accompanying letter of transmittal.
Any Old Notes that are represented by a physical note that is registered in the initial purchaser’s name, each beneficial holder of an Old Note must transmit a properly completed and duly executed letter of transmittal, the physical note, and all other documents required by the letter of transmittal to US Bank, National Association, the exchange agent, at its address listed under “The Exchange Offer — Exchange Agent.”
Please note that by signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us. See “The Exchange Offer — Eligibility; Transferability.”
Material United States Federal Income Tax Considerations
The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for United States federal income tax purposes. See “Material United States Federal

Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.
Registration Rights
Under the terms of the registration rights agreement that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.
Transferability
Based upon existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:
•
you are acquiring the New Notes in the ordinary course of your business;

•
you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you;

•
you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and

•
you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to our exchange offer.
If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.
Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.
See “The Exchange Offer — Eligibility; Transferability” and “Plan of Distribution.”

Consequences of Failing to Exchange Old Notes
Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain subject to the restrictions on transfer described in the Old Notes, and you will not be able to offer or sell the Old Notes except under an exemption from the requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the United States federal securities laws. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”
Use of Proceeds
We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer.
Cancellation of Exchanged Old Notes
Old Notes that are surrendered in exchange for New Notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness.
Exchange Agent
We have appointed U.S. Bank National Association to serve as the exchange agent for this exchange offer. See “The Exchange Offer — Exchange Agent” for the address and telephone number of the exchange agent.
Summary of the New Notes
The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued. Please refer to the section “Description of the Notes” for a more complete description of the terms of the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise specified or the context otherwise requires.
Issuer
The First Bancshares, Inc.
Securities Offered
4.25% Fixed-to-Floating Rate Subordinated Notes due 2030.
Aggregate Principal Amount
Up to $65,000,000.
Maturity Date
October 1, 2030, unless previously redeemed.
Form and Denomination
The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate and Interest Rate Payment Dates During Fixed Rate Period
From and including September 25, 2020, to but excluding October 1, 2025, or earlier redemption date (the “Fixed Rate Period”), the New Notes will bear interest at a fixed rate equal to 4.25% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2021.
Interest Rate and Interest Rate Payment Dates During Floating Rate Period
From and including October 1, 2025, to but excluding the maturity date or earlier redemption date (the “Floating Rate Period”), the New Notes will bear interest at a floating rate per annum, reset quarterly, equal to the Floating Interest Rate (which is expected to be the then-current Three-Month Term SOFR) plus a spread of 412.6 basis points, provided, however, that in the event the Floating Interest Rate is less than zero, the Floating Interest Rate shall be deemed to be zero. During the Floating Rate Period, interest on the New Notes will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year.
See “Description of the Notes — Principal, Maturity and Interest” for the definition of the Floating Interest Rate, which will initially be Three-Month Term SOFR, as described in that section, as well as a description of the method of its determination, and the alternative methods for determining the applicable Floating Interest Rate
Day Count Convention
30-day month/360-day year to but excluding October 1, 2025, and thereafter, a 360-day year and the actual number of days elapsed.
Record Dates
Each interest payment will be made to the holders of record who held the New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date, without regard to whether such date is a Business Day.
Subordination; Ranking
The New Notes will be our general unsecured, subordinated obligations and:
•
will rank junior in right of payment and upon our liquidation to our existing and future senior indebtedness (as defined herein):

•
will rank equally in right of payment and upon our liquidation with our existing and all future indebtedness the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes;

•
will rank senior in right of payment and upon our liquidation to any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes; and

•
will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including without limitation, the Bank’s liabilities to depositors in connection with the deposits in the Bank, as well as to its subsidiary’s liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

Optional Redemption
We may, at our option, redeem the New Notes (i) in whole or in part, on any scheduled interest payment date on and after October 1, 2025, and (ii) at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event (each as described in “Description of the Notes — Redemption”).
If less than the then outstanding principal amount of a New Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the holder thereof and (ii) such redemption shall be effected on a pro rata basis to the extent practicable.
Any redemption of the New Notes will be subject to prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), to the extent such approval is then required. Any redemption of the New Notes will be at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued but unpaid interest to, but excluding, the date of redemption.
The New Notes are not subject to redemption at the option of the holders, and there is no sinking fund for the New Notes.
No Limitations on
Indebtedness
The terms of the New Notes do not limit the amount of additional indebtedness the Company, the Bank or any of our respective subsidiaries may incur or the amount of other obligations ranking senior or equal to the New Notes that we may incur.
Limited Indenture Covenants
The indenture governing the New Notes contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves.
Moreover, neither the indenture nor the New Notes contain any covenants prohibiting us from, or limiting our right to, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, to repurchase our stock or other securities, including any of the New Notes, or to pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of the Company’s capital stock, making any payment of principal or interest or premium, if any, on or repaying, repurchasing or redeeming any debt securities of the Company that rank equal with or junior to the notes, or making any payments under any guarantee that ranks equal with or junior to the notes, in each case, upon our failure to make any required payment of principal or interest on the notes or upon an event of default).
Listing; No Public Market
The New Notes are a new issue of securities with no established trading market, and we do not expect any public market to develop in the future for the New Notes. We do not intend to list the New Notes on any national securities exchange or quotation system.

Risk Factors
See “Risk Factors” beginning on page 8 of this prospectus, as well as in our reports filed with the SEC, and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.
Trustee
U.S. Bank National Association.
Governing Law
The New Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS
In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below as well as the other information included or incorporated by reference in this prospectus before deciding whether to participate in the exchange offer. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the factors described under the caption “Risk Factors” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, each of which are incorporated herein by reference, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of the risks contained in or incorporated by reference into this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired, and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements” section in this prospectus.
Risks Related to Our Business
For a discussion of certain risks applicable to our business and operations, please refer to the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the section entitled “Risk Factors” in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020.
Risks Related to the Exchange Offer
If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.
We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. See “The Exchange Offer — Procedures for Tendering Old Notes.”
If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act.
The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.
You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.
We will issue New Notes in exchange for your Old Notes only if you properly tender the Old Notes before expiration of the exchange offer. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf in accordance with the procedures described in this prospectus and the accompanying transmittal letter.
Some holders who exchange their Old Notes may be deemed to be underwriters.
Based on interpretations of the staff of the SEC contained in certain no-action letters addressed to other parties, we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, such liability.
Risks Related to the Notes
The notes are unsecured and subordinated to our existing and future senior indebtedness.
Although the New Notes will rank on par with the Old Notes, the notes will be unsecured, subordinated obligations of The First Bancshares, Inc. and, consequently, will rank junior in right of payment to all of our secured and unsecured “senior indebtedness” now existing or that we incur in the future, as described under “Description of the Notes — Subordination.” As a result, upon any payment or distribution of assets to creditors in the case of liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding, the holders of the senior indebtedness will be entitled to have the senior indebtedness paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes.
As of September 30, 2020, the Company and its subsidiaries had outstanding indebtedness, total deposits and other liabilities of $4.53 billion (inclusive of the Old Notes). Except for approximately $16.5 million of junior subordinated debentures and associated trust preferred securities (which rank junior in right of payment and upon liquidation to the New Notes) and $66.0 million of subordinated notes due in 2028 (which rank equal in right of payment and upon liquidation to the New Notes), all of these liabilities will be contractually or structurally senior to the New Notes. The notes do not limit the amount of additional indebtedness or senior indebtedness that we or any of our subsidiaries, including the Bank, may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including senior indebtedness, indebtedness ranking equally with the notes and indebtedness ranking effectively senior to the notes, as applicable. Any additional indebtedness and liabilities that we and our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.
As a consequence of the subordination of the notes to our existing and future senior indebtedness, an investor in the notes may lose all or some of its investment upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the notes only after all of our senior indebtedness had been paid in full. In such an event, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our senior indebtedness in full.
The notes are obligations only of The First Bancshares, Inc. and not obligations of the Bank or any of our other subsidiaries and will be effectively subordinated to the existing and future indebtedness of the Bank, deposits of the Bank, and other liabilities of the Bank and our other subsidiaries.
The notes are obligations solely of The First Bancshares, Inc. and are not obligations of the Bank or any of our other subsidiaries. The Bank and our other subsidiaries are separate and distinct legal entities from The First Bancshares, Inc. The rights of The First Bancshares, Inc. and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of the Bank or any other subsidiary (either as a shareholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of the Bank or such other subsidiary (and the consequent right of the holders of the notes to participate in those assets after repayment of our existing or future senior indebtedness) will be subject to the claims of the creditors of the Bank, including depositors of the Bank, or such other subsidiary. Accordingly, the notes are effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other subsidiaries, to the extent that those liabilities, including deposit liabilities, equal or exceed their respective assets.

The notes do not limit the amount of indebtedness or other liabilities that the Bank or any of our other subsidiaries may incur, all of which would rank structurally senior to the notes. Any additional indebtedness and liabilities that our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.
The notes include limited covenants and do not restrict our ability to incur additional debt.
The notes do not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, the notes do not contain any covenants prohibiting us or our subsidiaries from, or limiting our or our subsidiaries’ right to, grant liens on assets to secure indebtedness or other obligations, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of the Company’s capital stock, making any payment of principal or interest or premium, if any, on or repaying, repurchasing or redeeming any debt securities of the Company that rank equal with or junior to the notes, or making any payments under any guarantee that ranks equal with or junior to the notes, in each case, upon our failure to make any required payment of principal or interest on the notes or upon an event of default). The notes do not contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.
In addition, the notes do not limit the amount of additional indebtedness the Company, the Bank or any of our other subsidiaries may incur or the amount of other obligations that the Company or the Bank may incur ranking senior or equal to the indebtedness evidenced by the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and may limit our ability to meet our obligations under the notes.
To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.
Our ability to make payments on or to refinance our indebtedness, including our ability to meet our obligations under the notes, and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These will depend on our financial and operating performance, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to obtain new financing or to fund our obligations to our customers and business partners, implement our business plans, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. As a result, we may be unable to meet our obligations under the notes. In the absence of sufficient capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. We may not be able to consummate those dispositions of assets or to obtain the proceeds that they could realize from them and these proceeds may not be adequate to meet any debt service obligations then due, including obligations under the notes. Additionally, the Company’s ability to service its debt is dependent, in part, on the receipt of dividends paid to it by the Bank. While these payments are expected to continue in the future, there are statutory limits under federal banking laws on the amount of dividends that the Bank can pay to its parent company without regulatory approval. See “Item 1. Business — Supervision and Regulation” in our Annual Report on Form 10-K for additional information.
Payments on the notes will depend on receipt of dividends and distributions from our subsidiaries.
We are a bank holding company, and we conduct substantially all of our operations through subsidiaries, including the Bank. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the notes. Our primary source of funds to make payments of principal and interest on the notes and to satisfy any other financial obligations are dividends from the Bank. Our ability to receive dividends from the Bank is contingent on a number of factors, including the

Bank’s ability to meet applicable regulatory capital requirements, the Bank’s profitability and earnings, and the general strength of its balance sheet.
Various federal and state laws and regulations limit the amount of dividends that the Bank may pay to the Company. Under federal banking laws, the board of directors of a national banking association may declare and pay a dividend on its outstanding shares only out of undivided profits. Furthermore, the Federal Reserve and the Federal Deposit Insurance Corporation (the “FDIC”) have issued policy statements stating that insured banks and financial and bank holding companies generally should pay dividends only out of current operating earnings. Also, the Company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event the Bank is unable to pay dividends to us, we may not be able to service any debt we may incur, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.
The Bank also may not pay dividends if payment would cause it to become undercapitalized or if it is already undercapitalized and must maintain a common equity Tier 1 capital conservation buffer of greater than 2.5% to avoid becoming subject to restrictions on capital distributions, including dividends. Further, contractual or other restrictions may also limit our subsidiaries’ abilities to pay dividends or make distributions, loans or advances to us. See “Item 1. Business — Supervision and Regulation” in our Annual Report on Form 10-K for additional information.
In addition, state and federal banking regulators have broad authority to restrict the payment of dividends, including in circumstances where a bank under such regulator’s jurisdiction engages in (or is about to engage in) unsafe or unsound practices. Such regulators have the authority to require that the bank cease and desist from unsafe and unsound practices and to prevent a bank from paying a dividend if its financial condition is such that the regulator views the payment of a dividend to constitute an unsafe or unsound practice.
For these reasons, we may not have access to any assets or cash flow of our subsidiaries to make principal or interest payments on the notes.
The notes are subject to limited rights of acceleration.
Payment of principal of the notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. As a result, you have no right to accelerate the payment of principal of the notes if we fail to pay principal of or interest on the notes or if we fail in the performance of any of our other obligations under the notes.
You should not rely on indicative or historical data concerning SOFR.
The interest rate during the Floating Rate Period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement).
In the following discussion of the Secured Overnight Financing Rate, or “SOFR,” when we refer to SOFR-linked Notes, we mean the notes at any time when the interest rate on the notes is or will be determined based on SOFR, including Three-Month Term SOFR.
SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.
FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus or incorporated by reference herein.
FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.
SOFR may be more volatile than other benchmark or market rates.
Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked Notes may fluctuate more than floating rate securities that are linked to less volatile rates.
Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked Notes and the trading prices for the SOFR-linked Notes.
Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked Notes. If the manner in which SOFR is calculated is changed, that change may result in a change in the amount of interest that accrues on the SOFR-linked Notes, which may adversely affect the trading prices of the SOFR-linked Notes. In addition, the interest rate on the SOFR-linked Notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark rate on the SOFR-linked Notes during the Floating Rate Period for any interest period declines to zero or becomes negative, interest will only accrue on the SOFR-linked Notes at a rate equal to the spread of 412.6 basis points per annum with respect to that interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked Notes.
SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.
In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar LIBOR. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.
Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked Notes.
SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for SOFR-linked Notes.
Any market for the SOFR-linked Notes may be illiquid or unpredictable.
Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked Notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked Notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked Notes, the trading price of the SOFR-linked Notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked Notes at all or may not be able to sell the SOFR-linked Notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked Notes.
The interest rate for the notes during the Floating Rate Period may be determined based on a rate other than Three-Month Term SOFR.
Under the terms of the notes, the interest rate on the notes for each interest period during the Floating Rate Period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the notes. If, at the commencement of the Floating Rate Period for the notes, the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto (“Relevant Governmental Body”) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the notes during the Floating Rate Period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).
Under the terms of the notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides may be appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the notes in a manner substantially consistent with market practice, which are defined in the terms of the notes as “Three-Month Term SOFR Conventions.” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, the calculation agent will need to determine the applicable Three-Month Term SOFR during the Floating Rate Period. The calculation agent’s determination and implementation of any Three-Month Term SOFR

Conventions could result in adverse consequences to the amount of interest that accrues on the notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the notes.
Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.
Under the benchmark transition provisions of the notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the notes during the Floating Rate Period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.
The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the notes and the trading prices for the notes.
Under the benchmark transition provisions of the notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.
Holders of the notes will have no rights against the publishers of the Floating Interest Rate (which is expected to be Three-Month Term SOFR).
Holders of the notes will have no rights against the publishers of the Floating Interest Rate, even though the amount they receive on each interest payment date after October 1, 2025 will depend upon the level of the Floating Interest Rate (which is expected to be the Three-Month Term SOFR). The publishers of the Floating Interest Rate are not in any way involved in the offering of the notes and have no obligations relating to the notes or the holders of the notes.
The calculation agent (which may be us or another entity we appoint) will make certain determinations with respect to the notes.
We will act as the initial calculation agent. The calculation agent will make certain determinations with respect to the notes during the Floating Rate Period, including with respect to the determination of the applicable interest rates during the interest periods during the Floating Rate Period. Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments. These potentially subjective determinations may adversely affect the payout to you on the notes.
The amount of interest payable on the notes will vary beginning October 1, 2025, and interest after that date may be less than the initial fixed annual rate of 4.25% in effect until October 1, 2025.
During the Fixed Rate Period, the notes will bear interest at an initial rate of 4.25% per annum. Thereafter, the notes will bear interest at a floating rate per annum equal to the Floating Interest Rate, which is expected to be Three-Month Term SOFR, plus 412.6 basis points, subject to the provisions under “Description of the Notes — Principal, Maturity and Interest.” The per annum interest rate that is determined at the Reference Time for each interest period will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.
Floating rate notes bear additional risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters that may impact prevailing interest rates, including, without limitation, economic, financial, and political events that are important in determining the existence, magnitude, and longevity of market volatility, and other risks and their impact on the value of, or payments made on, the notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.
The notes may be redeemed at our option under certain circumstances, which limits the ability of holders of the notes to accrue interest over the full stated term of the notes.
We may, at our option, redeem the notes (i) in whole or in part, beginning with the interest payment date of October 1, 2025 and on any interest payment date thereafter and (ii) in whole or in part, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued but unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. There can be no assurance that the Federal Reserve will approve any redemption of the notes that we may propose. In addition, the redemption of the notes may be subject to prior approval of the holders of our senior indebtedness, and there is no assurance that such holders of our senior indebtedness will approve any redemption of the notes. Furthermore, you should not expect us to redeem any notes when they first become redeemable or on any particular date thereafter. The Company may be more likely to redeem the notes on or after October 1, 2025 if the interest rate applicable to the notes is higher than that which would be payable on one or more other forms of borrowing. If the Company redeems the notes prior to their maturity date, holders may not be able to invest in other securities that yield as much interest as the notes. If we redeem the notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.
An active trading market for the notes may not develop.
The notes constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. You should also be aware that there may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. Investors in the notes may not be able to sell the notes at all or may not be able to sell the notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.
Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.
In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:
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limiting our ability to satisfy our obligations with respect to the notes;

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increasing our vulnerability to general adverse economic industry conditions;

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limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

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requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

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limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

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putting us at a disadvantage compared to competitors with less indebtedness.

Changes in our credit ratings may adversely affect your investment in the notes.
The credit ratings on the notes are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.
Any ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.
The notes are not insured or guaranteed by the FDIC, any other governmental agency or any of our subsidiaries. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the notes would have any claims to those assets.
The notes are not savings accounts, deposits or other obligations of the Bank or any of our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The notes are obligations of the Company only and are neither obligations of, nor guaranteed by, any of our subsidiaries. The notes are ineligible and may not be used as collateral for loans made by the Company or the Bank. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the notes would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the notes.

USE OF PROCEEDS
We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Old Notes in like principal amount. We intend to cancel all Old Notes received in exchange for New Notes in the exchange offer.
THE EXCHANGE OFFER
General
In connection with the issuance of the Old Notes on September 25, 2020, we entered into a registration rights agreement with the initial purchasers of the Old Notes, which provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:
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the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

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the New Notes bear different CUSIP numbers from the Old Notes;

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the New Notes generally will not be subject to transfer restrictions;

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the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

•
because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the indenture. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding, and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture.
The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC applicable to transactions of this type.
We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of this exchange offer, delivery of New Notes will be made by the exchange agent promptly after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the Old Notes not exchanged, at our expense, to the tendering holder promptly after the expiration of the exchange offer.
If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, the tendering holder will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “— Fees and Expenses.”
Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding Old Notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors — Risks Related to the Exchange Offer — If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.”
WE ARE NOT MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.
Registration Rights Agreement
The following provides a summary of certain terms of the registration rights agreement. This summary is qualified in its entirety by reference to the complete version of the registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
Under the terms of the registration rights agreement that we entered into with the purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.
Under the terms of the registration rights agreement, we agreed, among other things, to:
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file a registration statement with the SEC under the Securities Act with respect to a registered offer to exchange the Old Notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act; and

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use our commercially reasonable efforts to cause that registration statement to become effective no later than January 23, 2021, which is the date that is 120 days after September 25, 2020.

The registration rights agreement also requires us to commence the exchange offer promptly after the effectiveness of the registration statement and to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the Old Notes.
We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.
We further agreed that under certain circumstances we would either file a shelf registration statement with the SEC or designate an existing effective shelf registration statement of ours that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.
Eligibility; Transferability
We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters provided to other parties. We have not sought our own no-action letter from the staff of the SEC with respect to this particular exchange offer. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:
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you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

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you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

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you are not, nor is any such person, our “affiliate,” as such term is defined under Rule 405 under the Securities Act; and

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you are not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.
In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities, and (ii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.
Any holder of Old Notes (i) who is our affiliate, (ii) who does not acquire the New Notes in the ordinary course of business, (iii) who intends to participate in the exchange offer for the purpose of distributing the New Notes or (iv) who is a broker-dealer who purchased the Old Notes directly from us:
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will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

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will not be able to tender Old Notes in the exchange offer; and

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must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.
Expiration of the Exchange Offer; Extensions; Amendments
The exchange offer will expire at 11:59 p.m., New York City time on January 20, 2021, which we refer to as the “expiration date,” unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.
We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “— Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes.
If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.
If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.
If we terminate or withdraw the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.
Conditions
The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:
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such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

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we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC; or

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any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.
In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.
Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “— Eligibility; Transferability” and “Plan of Distribution.”
Procedures for Tendering Old Notes
To participate in the exchange offer, you must validly tender your Old Notes to the exchange agent as described below. It is your responsibility to validly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.
If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in “— Exchange Agent.”
Book-Entry Old Notes
For any Old Notes that were issued in book-entry form and are currently represented by global certificates held for the account of DTC, DTC will be the only entity that can tender such Old Notes for

New Notes. Therefore, to tender any Old Notes you hold that were originally issued in book-entry form and obtain New Notes you must:
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comply with DTC’s ATOP procedures described below; and

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the exchange agent must receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted “agent’s message” (as defined below), before the expiration date of the exchange offer.

Following receipt, the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. In connection with the transfer, DTC must send an “agent’s message” to the exchange agent on or prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer.
The term “agent’s message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that the agreement may be enforced against such participant.
Each agent’s message must include the following information:
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name of the beneficial owner tendering such Old Notes;

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account number of the beneficial owner tendering such Old Notes;

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principal amount of Old Notes tendered by such beneficial owner; and

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a confirmation that the beneficial owner of the Old Notes has made the representations for our benefit set forth under “— Representations” below.

The delivery of the Old Notes through DTC, and any transmission of an agent’s message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.
The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it.
Physical Notes
If your Old Notes were issued in physical form, then you must physically tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to the exchange offer and to obtain New Notes you must transmit to UMB Bank, National Association, the exchange agent, at its address listed under “The Exchange Offer — Exchange Agent:
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the physical Old Note;

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a properly completed and duly executed letter of transmittal, and

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all other documents required by the letter of transmittal.

If you cannot tender your original physical notes by the expiration date, you must comply with the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures.”
The method of delivery of original notes, letters of transmittal and all other required documents is at the holder’s election and risk. Holders of physical Old Notes should not send letters of transmittal or other required documents to us. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged physical Old Notes will be returned, without expense, to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.
We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes in our sole discretion. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders, unless otherwise provided in the accompanying letter of transmittal, promptly following the expiration date of the exchange offer.
Representations
By tendering Old Notes, each holder is deemed to have represented to us that:
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any New Notes that you receive will be acquired in the ordinary course of business;

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you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

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you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act);

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you are not acting on behalf of any person who could not truthfully make the foregoing representations; and

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if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Notes.

Guaranteed Delivery Procedures
Holders of physical Old Notes who wish to tender their original Old Notes and (1) whose original Old Notes are not immediately available or (2) who cannot deliver the letter of transmittal or any other required documents to the exchange agent prior to the expiration date:
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the tender is made through an eligible institution;

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before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three Nasdaq Stock Market trading days after the expiration date, a properly completed and executed letter of transmittal and the physical notes, in the case of notes in certificated form, and all other documents required by the letter of transmittal; and
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within three Nasdaq Stock Market trading days after the expiration date, the exchange agent receives a properly completed and executed letter of transmittal and the physical notes, in the case of notes in certificated form, and all other documents required by the letter of transmittal.

Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must either (1) comply with the appropriate procedures of DTC’s ATOP system (if you hold book-entry old Notes) or (2) provide a written notice of withdrawal to the exchange agent (if you hold physical Old Notes) prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:
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specify the name of the tendering holder of Old Notes;

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the principal amount of the Old Notes delivered for exchange;

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if you hold book-entry Old Notes, specify the name and number of the account at DTC to be credited with the withdrawn Old Notes; and

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a statement that such holder is withdrawing its election to have such Old Notes exchanged.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Old Notes so withdrawn will be considered not to have been validly tendered for purposes of the applicable exchange offer, and no New Notes will be issued in exchange for such Old Notes unless the Old Notes withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder, without expense to such holder, promptly after withdrawal, rejection of tender or termination of the exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering Old Notes” at any time prior to the expiration date of the exchange offer.
Exchange Agent
U.S. Bank National Association, the trustee under the indenture, has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:
By Mail or Hand Delivery:	U.S. Bank National Association Global Corporate Trust 111 Fillmore Ave E. St. Paul, MN 55107-1402
Attn:	Specialized Finance — Corporate Actions
Facsimile:	(651) 466-7367
We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.
Fees and Expenses
We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.
Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:
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New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

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tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

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a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.
Accounting Treatment
We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.
Consequences of Failure to Exchange
Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.
Accordingly, they may not be offered, sold, pledged or otherwise transferred except:
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to us or to any of our subsidiaries;

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under a registration statement which has been declared effective under the Securities Act;

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for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule 144A; or

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under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.
Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer of Old Notes.
Additional Information Regarding the Registration Rights Agreement
As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, to use our commercially reasonable efforts to cause the registration statement to become effective, and to satisfy certain other obligations, within certain time periods.
In the event that:
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the registration statement is not filed with the SEC on or prior to November 24, 2020, which is the 60th day after September 25, 2020;

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the registration statement has not been declared effective by the SEC on or prior to January 23, 2021, which is the 120th day after September 25, 2020; or

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the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement;

the interest rate on the Old Notes will be increased by a rate of 0.25% per annum immediately following such registration default and will increase by 0.25% per annum immediately following each 90-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be immediately reduced to the original interest rate borne by the Old Notes.
Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes.

DESCRIPTION OF THE NOTES
On September 25, 2020, we issued $65.0 million in aggregate principal amount of our 4.25% Fixed-to-Floating Rate Subordinated Notes due 2030, which we have referred to in this prospectus as the Old Notes. The Old Notes were issued in a private placement transaction to certain institutional accredited investors and qualified institutional buyers, and as such, were not registered under the Securities Act. The Old Notes were issued under an indenture dated September 25, 2020, between The First Bancshares, Inc., as issuer, and U.S. Bank National Association, as trustee, which we have referred to in this prospectus as the “indenture.” The term “notes” refers collectively to the Old Notes and the New Notes, unless otherwise specified or the contest otherwise requires.
The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:
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the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

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the New Notes bear different CUSIP numbers from the Old Notes;

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the New Notes generally will not be subject to transfer restrictions;

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the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

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because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.
The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.
The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete version of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and to the form of New Notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of New Notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.
General
The exchange offer for the New Notes will be for up to $65.0 million in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.
Principal, Maturity and Interest
The New Notes have materially identical interest terms as the Old Notes except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including September 25, 2020. The notes will mature and become payable, unless earlier redeemed, on October 1, 2030.

From and including September 25, 2020, to but excluding October 1, 2025, or earlier redemption date, the New Notes will bear interest at a fixed rate equal to 4.25% per year, payable semi-annually in arrears on April 1 and October 1 of each year (each a “Fixed Interest Payment Date”), beginning on April 1, 2021, and interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
From and including October 1, 2025, to but excluding the maturity date or earlier redemption date, the New Notes will bear interest at a floating rate per annum, reset quarterly, equal to the Floating Interest Rate (which is expected to be the then-current Three-Month Term SOFR), plus a spread of 412.6 basis points, provided however, that in the event the Floating Interest Rate is less than zero, then the Floating Interest Rate shall be deemed to be zero. A “Floating Rate Interest Period” means the period from, and including, each Floating Interest Payment Date (as defined below) to, but excluding, the next succeeding Floating Interest Payment Date, except for the initial Floating Rate Interest Period, which will be the period from, and including, October 1, 2025 to, but excluding, the next succeeding Floating Interest Payment Date.
During the Floating Rate Period, interest on the New Notes will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each a “Floating Interest Payment Date” and, together with any Fixed Interest Payment Date, an “interest payment date”), commencing on January 1, 2026, and interest will be computed on the basis of the actual number of days in a Floating Rate Interest Period and a 360-day year.
For the purpose of calculating the interest on the New Notes for each Floating Rate Interest Period, “Floating Interest Rate” means, initially, Three-Month Term SOFR. However, if the calculation agent, determines prior to the relevant Floating Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three Month Term SOFR, then the Company shall promptly provide notice of such determination to the holders of the notes and the provisions set forth below under the heading “— Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations, calculations and quotations made or obtained for the purposes of calculating the Floating Interest Rate payable on the notes during a relevant Floating Rate Interest Period. However, if the calculation agent, determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, but for any reason the Benchmark Replacement has not been determined as of the relevant Floating Interest Determination Date, the Floating Interest Rate for the applicable Floating Rate Interest Period will be equal to the Floating Interest Rate on the last Floating Interest Determination Date for the notes, as determined by the calculation agent.
“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.
The following definitions apply to the discussion of the Floating Interest Rate and Three-Month Term SOFR:
“Benchmark” means, initially, Three-Month Term SOFR; provided that if the calculation agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Floating Interest Determination Date” means the date upon which the Floating Interest Rate is determined by the calculation agent pursuant to the Three-Month Term SOFR Conventions.
“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus or incorporated by reference herein.
“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month

Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.
“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or a successor administrator), on the FRBNY’s Website.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).
“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating Rate Interest Period,” timing and frequency of determining Three-Month Term SOFR with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).
The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” and “Benchmark Transition Event” have the meanings set forth below under the heading “— Effect of Benchmark Transition Event.”
If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the relevant Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Subordinated Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the New Notes for each Floating Rate Interest Period will be an annual rate equal to the Benchmark Replacement plus 412.6 basis points.
Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for the New Notes will be binding and conclusive on you, the trustee and us. The calculation agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the calculation agent’s principal offices, will be made available to any holder of the New Notes upon request and will be provided to the trustee.
If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply.
We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date. Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at Two Midtown Plaza, 1349 W. Peachtree Street, Suite 1050, Atlanta, Georgia 30309; except that payment of interest may be made at our option by check mailed or to the person entitled thereto as shown on the security register or by wire transfer to an account appropriately designated by the person entitled thereto.

The term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in the state of Mississippi, are authorized or obligated by law, regulation or executive order to close.
Effect of Benchmark Transition Event
Benchmark Replacement.   If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes.   In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time, and such changes shall become effective without consent from the relevant holders or any other party.
Certain Defined Terms.   As used herein:
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent, as of the Benchmark Replacement Date:
(i)   Compounded SOFR;
(ii)   the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(iii)   the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;
(iv)   the sum of: (a) the alternate rate of interest that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (i), (ii), (iii) or (iv) above would be less than zero, the Benchmark Replacement will be deemed to be zero.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:
(i)   the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(ii)   if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;
(iii)   the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Rate Interest Period,” timing and frequency of determining rates with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(i)   in the case of clause (i) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;
(ii)   in the case of clause (ii) or (iii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(iii)   in the case of clause (iv) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for purposes of such determination. Further, for the avoidance of doubt, for purposes of this definition, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(i)   if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;
(ii)   a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(iii)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(iv)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
For the avoidance of doubt, for purposes of this definition, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:
(i)   the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:
(ii)   if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.
For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread of 412.6 basis points.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.
“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Determinations and Decisions
The calculation agent is expressly authorized to make certain determinations, decisions and elections under the terms of the notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under the benchmark transition provisions. Any determination, decision or election that may be made by the calculation agent under the terms of the notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
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will be conclusive and binding on the holders of the notes and the trustee absent manifest error;

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if made by us as calculation agent, will be made in our sole discretion;

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if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

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notwithstanding anything to the contrary in the indenture, shall become effective without consent from the holders of the notes, the trustee or any other party.

If the calculation agent fails to make any determination, decision or election that it is required to make under the terms of the notes, then we will make such determination, decision or election on the same basis described above.
Calculation Agent
We will appoint a calculation agent for the notes prior to the commencement of the Floating Rate Period and will keep a record of such appointment at our principal offices, which will be available to any holder of the notes upon request. In addition, we or an affiliate of ours may assume the duties of the calculation agent. We will act as the initial calculation agent.
Subordination
Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. As of September 30, 2020, the Company and its subsidiaries had outstanding indebtedness, total deposits and other liabilities of $4.53 billion (inclusive of the Old Notes). Except for approximately $16.5 million of junior subordinated debentures and associated trust preferred securities (which rank junior in right of payment and upon liquidation to the New Notes) and $66.0 million of subordinated notes due in 2028 (which rank equal in right of payment and upon liquidation to the notes), all of these liabilities are contractually or structurally senior to the notes. The notes and the indenture do not contain any limitation on the amount of senior indebtedness that we may incur in the future.
The term “senior indebtedness” means the principal of, and premium, if any, and interest, if any, on:
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all indebtedness and obligations of, or guaranteed or assumed by, the Company for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other similar instruments, and including, but not limited to, obligations incurred in connection with the acquisition of property, assets or businesses and all obligations to the Company’s general and secured creditors;

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all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

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all obligations of the Company arising from off-balance-sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions;

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any capital lease obligations of the Company;

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all obligations of the Company associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or options contracts, and other similar agreements;

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all obligations of the types referred to in the bullets above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise arising from an off-balance sheet guarantee;

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all obligations of the types referred to in the bullets above of other persons secured by a lien on any property or asset of the Company; and

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all amendments, renewals, extensions, modifications and refundings of the foregoing indebtedness and obligations.

However, “senior indebtedness” excludes:
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the notes;

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any obligation that by its terms expressly is junior to, or ranks equally in right of payment with, the notes, including, without limitation, the Company’s (a) 5.875% Fixed-to-Floating Subordinated Notes due 2028, issued in an initial aggregate principal amount of $24 million, and (b) 6.40% Fixed-to-Floating Subordinated Notes due 2033, issued in an initial aggregate principal amount of $42 million (collectively, the “Existing Subordinated Notes”);

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any subordinated debentures or junior subordinated debentures of the Company underlying trust preferred securities issued by subsidiary trusts of the Company that are outstanding as of the date hereof or that are issued after the date hereof by a subsidiary trust of the Company;

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any other debt securities, and guarantees in respect of such debt securities, issued to any trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company, in connection with the issuance by such financing vehicle of equity securities or other securities that are treated as equity capital for regulatory capital purposes, guaranteed by the Company pursuant to an instrument that ranks junior in right of payment to the notes; or

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any indebtedness between the Company and any of its subsidiaries or affiliates.

In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:
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we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred upon any senior indebtedness and the holders thereof with respect to the notes and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law); or

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a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred and is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness, or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived or otherwise have ceased to exist.

Upon our termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.
In the event that we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.

All liabilities of the Bank and our other subsidiaries, including deposits and liabilities to general creditors arising during the ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. As of June 30, 2020, the Bank and our other subsidiaries had total outstanding liabilities of $4.53 billion on a consolidated basis. Over the term of the notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank, but may have to rely on the proceeds of borrowings and/or the sale of other securities to pay the principal amount of the notes. Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result, with respect to the assets of the Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against the Bank.
Redemption
We may, at our option, redeem the notes, in whole or in part, on any interest payment date on or after October 1, 2025. In addition, at our option, we may redeem the notes at any time upon the occurrence of:
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a “Tier 2 Capital Event,” which is defined in the indenture to mean the Company’s good faith determination that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the issue date of the notes, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after September 25, 2020, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after September 25, 2020, there is more than an insubstantial risk that the Company will not be entitled to treat the notes as Tier 2 Capital for so long as any notes are outstanding;

•
a “Tax Event,” which is defined in the indenture to mean the receipt by the Company of an opinion of independent tax counsel experienced in such matters to the effect that as a result of (i) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (ii) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”), or (iii) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after September 25, 2020, there is more than an insubstantial risk that interest payable by the Company on the notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

•
an “Investment Company Event,” which is defined in the indenture to mean receipt by the Company of an opinion of independent counsel experienced in such matters to the effect that there is more than an insubstantial risk that the Company is or, within 90 days of the date of such legal opinion will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

Any redemption of the New Notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. If less than the then outstanding principal amount of a New Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the holder thereof and (ii) such redemption shall be effected on a pro rata basis to the extent practicable. Any redemption of the notes will be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued but unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals.
If less than all of the notes are to be redeemed, the trustee will select the notes or portions thereof to be redeemed on a pro rata basis, unless otherwise required by law or applicable depositary requirements.
Notices of redemption will be mailed by registered or certified mail (return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, at least 30 but no more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.
Repurchases
We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.
No Sinking Fund; Non-Convertible
The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. The notes are not convertible into, or exchangeable for, any of our equity securities.
Form, Denomination, Transfer, Exchange and Book-Entry Procedures
The notes will be issued only in fully registered form, without interest coupons, and in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.
Unless otherwise required for institutional accredited investors, the notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. If New Notes are issued to institutional accredited investors in certificated form, the New Notes will be transferable only on the records of the trustee and may not be exchanged for a beneficial interest in the global note unless the exchange occurs in connection with a transfer where the transferor and transferee provide evidence satisfactory to the trustee and DTC that the transferee is eligible to hold a beneficial interest in the global note.
The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:
•
DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

•
an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $100,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:
•
you cannot get notes registered in your name if they are represented by the global note;

•
you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

•
you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•
all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.
Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).
Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.
Cash payments of interest on and principal of the global note will be made to Cede, the nominee for DTC, as the registered owner of the global note. These payments will be made by wire transfer of immediately available funds on each payment date.
You may exchange or transfer the notes at the corporate trust office of the trustee for the notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.
We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”
We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.
Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.
DTC has advised that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with

DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.
DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.
Indenture Covenants
The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of the Company’s capital stock, making any payment of principal or interest or premium, if any, on or repaying, repurchasing or redeeming any debt securities of the Company that rank equal with or junior to the notes, or making any payments under any guarantee that ranks equal with or junior to the notes, in each case, upon our failure to make any required payment of principal or interest on the notes or upon an event of default). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.
Events of Default; Right of Acceleration; Failure to Pay Principal or Interest
The following are events of default under the indenture:
•
the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of 60 consecutive days;

•
the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

•
the failure of the Company to pay any installment of interest on the notes as and when the same will become due and payable, and the continuation of such failure for a period of 30 days;

•
the failure of the Company to pay all or any part of the principal of any of the notes as and when the same will become due and payable;

•
the failure of the Company to perform any other covenant or agreement under the notes or the indenture, which continues for 60 days after written notice as provided for in the indenture; and

•
the default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default with respect to the notes occurs due to a bankruptcy event, the principal of the notes and all accrued and unpaid interest thereon, if any, will be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. If an event of default with respect to the notes occurs due to any reason other than a bankruptcy event, neither the trustee nor any holder may accelerate the maturity of the notes.
Under the indenture, if the Company fails to make any payment of interest on any note when such interest becomes due and payable and such default continues for a period of 30 days, or if the Company fails to make any payment of the principal of any note when such principal becomes due and payable, the trustee may, subject to certain limitations and conditions, demand, for the benefit of the holders of the notes, that the Company pay to the trustee, for the benefit of the holders of the notes, the whole amount then due and payable with respect to the notes, with interest upon the overdue principal, and, to the extent permitted by applicable law, upon any overdue installments of interest at the rate or respective rates, as the case may be, provided for or with respect to the notes or, if no such rate or rates are so provided, at the rate or respective rates, as the case may be, of interest borne by the notes. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “— Subordination.” Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture.
Amendment, Supplement and Waiver
Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:
•
to evidence the succession of another person to the Company, and the assumption by any such successor of our covenants contained in the indenture and the notes;

•
to add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the notes;

•
to permit or facilitate the issuance of notes in uncertificated or global form, provided any such action will not adversely affect the interests of the holders;

•
to evidence and provide for the acceptance of appointment under the indenture by a successor trustee and to add to or change any provisions of the indenture to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

•
to cure any ambiguity or to correct or supplement any provision that may be defective or that may be inconsistent with any other provision;

•
to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the notes;

•
to include additional events of default;

•
to supplement any of the provisions of the indenture as necessary to permit or facilitate legal or covenant defeasance, or satisfaction and discharge of the notes, as long as any such action will not adversely affect the interests of any holder;

•
to provide for the issuance of the New Notes in connection with this exchange offer;

•
to conform any provision of the indenture to the requirements of the Trust Indenture Act; or

•
to make any change that does not adversely affect the legal rights under the indenture of any holder.

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:
•
reduce the rate of, or change the time for payment of, interest on any note;

•
reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed;

•
make any note payable in money other than dollars;

•
make any change in provisions of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment;

•
reduce the percentage in principal amount of the outstanding notes the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences); or

•
modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture under which the indenture cannot be modified or amended without the consent of the holder of each outstanding note.
Satisfaction and Discharge of the Indenture; Defeasance
We may terminate our obligations under the indenture when:
•
either: (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (2) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and in the case of the foregoing clause 2(i), 2(ii) or 2(iii), we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

•
we have paid or caused to be paid all other sums then due and payable by us under the indenture with respect to the notes; and

•
we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:
•
the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due;

•
our obligations and the obligations of the trustee with respect to such notes concerning registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for payments on the notes to be held in trust;

•
the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

•
the defeasance provisions and the application of trust money provisions of the indenture.

In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes.
In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:
•
we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (1) an amount in dollars, (2) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment on the notes, money in an amount, or (3) a combination thereof, in each case sufficient to pay and discharge, and which will be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;

•
in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance to be effected with respect to such notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance had not occurred;

•
in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance to be effected with respect to the notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred;

•
no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes will have occurred and be continuing at the time of such deposit referred to in the first bullet point above (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit);

•
such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or material instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound; and

•
we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied.

In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the notes will be revived as if the deposit had never occurred.
Regarding the Trustee
U.S. Bank National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.
Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances.
The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses which might be incurred by it in compliance with such request or direction.
No Personal Liability of Shareholders, Employees, Officers or Directors
No past, present or future director, officer, employee or shareholder of our company or any of our predecessors or successors, as such or in such capacity, will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such director, officer, employee or shareholder. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a general summary of the material United States federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the United States federal income tax consequences described herein.
The tax treatment of a holder of notes may vary depending on the holder’s particular situation. This discussion is limited to the United States federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering and at the initial offering price for cash and who held the Old Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code for United States federal income tax purposes. This discussion does not address all United States federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules under United States federal income tax laws, including, but not limited to, banks, insurance companies, or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers or traders in securities, commodities or currencies, United States expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, United States holders whose functional currency is not the United States dollar, persons that will hold the New Notes as a position in a hedging transaction, straddle, conversion transaction or other integrated transactions or risk reduction transaction, persons deemed to sell the New Notes under the constructive sale provisions of the Code, persons that will hold the New Notes in an individual retirement account, 401(k) plan or similar tax-favored account, an accrual method taxpayer who is required to recognize income for United States federal income tax purposes no later than when such income is taken into account for financial accounting purposes, a person that purchases or sells notes as part of a wash sale for tax purposes, or entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any non-income tax consequences of the exchange of Old Notes for New Notes.
The exchange of Old Notes for New Notes in the exchange offer should not constitute a taxable exchange for United States federal income tax purposes. Consequently, (1) holders of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, (2) a holder’s basis in the New Notes received in the exchange offer should be the same as such holder’s basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and (3) a holder’s holding period in the New Notes should include such holder’s holding period in the Old Notes surrendered in exchange therefor.
This discussion of material United States Federal Income Tax Considerations is for general information only and may not be applicable depending upon a holder’s particular situation. Holders of Old Notes considering the exchange offer are urged to consult their own tax advisors with respect to the tax consequences to them of exchanging Old Notes for New Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

PLAN OF DISTRIBUTION
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus.
We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that receives New Notes in exchange for Old Notes acquired for its own account as a result of market-making activities or other trading activities, and resells such New Notes, and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.
LEGAL MATTERS
The validity of the New Notes will be passed upon for us by Alston & Bird LLP.
EXPERTS
The consolidated financial statements of The First Bancshares, Inc. and its subsidiary as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of Crowe LLP, an independent registered public accounting firm, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of The First Bancshares, Inc. and its subsidiary as of December 31, 2017, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of T.E. Lott & Company, PA, an independent registered public accounting firm, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of First Florida Bancorp, Inc. and its subsidiary as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018 have been audited by Saltmarsh, Cleveland & Gund, P.A., independent auditors, as set forth their report, which has been incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Section 79-4-8.50 through 79-4-8.59 of the MBCA provide Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of Company’ directors under certain circumstances. Company’s bylaws also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of Company or for its benefit as directors or officers of another corporation, and persons serving as Company’s representatives or agents in certain circumstances.
Under its bylaws, Company shall indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of Company or any other corporation which the person served as a director at the request of Company. Except as noted in the next paragraph, such persons are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with the proceeding, provided the indemnified person acted in a manner he believed in good faith to be in or not opposed to the best interests of Company, and in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful.
To the extent Company has funds reasonably available to be used for this purpose, indemnified persons are entitled to have Company advance expenses incurred prior to final disposition of the proceeding, upon delivery of  (1) a written affirmation by such person of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met. The board of directors shall then make a determination that the facts then known would not preclude indemnification under the MBCA. Pursuant to such authority and the provisions of Company’s bylaws, Company has purchased insurance against certain liabilities that may be incurred by it and its officers and directors.
Under the bylaws, indemnification may not be authorized if it is established that the person appropriated, in violation of his or her duties, any business opportunity of Company, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit.
In addition to the bylaws of Company, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Company pursuant to its articles of incorporation or bylaws, or otherwise, Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 21. Exhibits.
The following exhibits are filed herewith or are incorporated herein by reference to other filings of the Registrant.
Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to First Bancshares’ Current Report on Form 8-K filed on July 28, 2016).
3.2	Amendment to the Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Quarterly Report on Form 10-Q filed on August 9, 2018).
3.3	Amended and Restated Bylaws of The First Bancshares, Inc., effective as of March 17, 2016 (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Current Report on Form 8-K filed on March 18, 2016).
3.4	Amendment No. 1 to the Amended and Restated Bylaws of The First Bancshares, Inc. effective as of May 7, 2020 (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2020).
4.1	Indenture, dated as of September 25, 2020, by and between The First Bancshares, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to The First Bancshares Inc.’s Current Report on Form 8-K filed with the SEC on September 25, 2020).
4.2	Form of 4.25% Fixed-to-Floating Subordinated Note due 2030 of The First Bancshares, Inc. (incorporated by reference to Exhibit 4.2 to The First Bancshares Inc.’s Current Report on Form 8-K filed with the SEC on September 25, 2020).
4.3	Form of Registration Rights Agreement, dated September 25, 2020, by and among The First Bancshares, Inc. and the Purchasers signatory thereto (incorporated by reference to Exhibit 10.2 to The First Bancshares Inc.’s Current Report on Form 8-K filed with the SEC on September 25, 2020).
5.1*	Opinion of Alston & Bird LLP.
23.1*	Consent of Crowe LLP.
23.2*	Consent of T.E. Lott & Company, PA.
23.3*	Consent of Saltmarsh, Cleveland & Gund, P.A.
23.4*	Consent of Alston & Bird LLP (included in the opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included in Part II as a part of the signature page of the initial filing of this Registration Statement).
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association.
99.1	Form of Letter of Transmittal.

*
Previously Filed

Item 22. Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and
(c)
(c)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on December 15, 2020.
THE FIRST BANCSHARES, INC.
By:
/s/ M. Ray (Hoppy) Cole, Jr.

Name: M. Ray (Hoppy) Cole, Jr.
Title:
President and Chief Executive Officer

By:
/s/ Donna T. (Dee Dee) Lowery

Name: Donna T. (Dee Dee) Lowery
Title:
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 15, 2020 by the following persons in the capacities indicated below.
Signature	Capacity
* E. Ricky Gibson	Chairman of the Board and Directors
/s/ M. Ray (Hoppy) Cole, Jr. M. Ray (Hoppy) Cole, Jr.	Vice Chairman of the Board and Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ Donna T. (Dee Dee) Lowery Donna T. (Dee Dee) Lowery	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Rodney D. Bennett	Director
* David W. Bomboy	Director
* Charles R. Lightsey	Director
* Fred A. McMurry	Director

Signature	Capacity
* Thomas E. Mitchell	Director
* Ted E. Parker	Director
* J. Douglas Seidenburg	Director
* Andrew D. Stetelman	Director
*By: /s/ Donna T. (Dee Dee) Lowery Donna T. (Dee Dee) Lowery Attorney in Fact